Exhibit 99.1

Exhibit 99.1
E

MRC Global Announces Fourth Quarter and Full Year 2017 Results

Fourth Quarter 2017:	Full Year 2017:
Sales of $903 million	Sales of $3.646 billion
Net income attributable to common stockholders of $29 million	Net income attributable to common stockholders of $26 million
Adjusted EBITDA of $43 million	Adjusted EBITDA of $179 million

Houston, TX – February 15, 2018 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced fourth quarter 2017 results.

The company’s sales were $903 million for the fourth quarter of 2017, which was 26% higher than the fourth quarter of 2016 and 6% lower than the third quarter of 2017 due to seasonality. As compared to 2016, all sectors increased driven primarily by midstream and upstream.

Net income attributable to common stockholders for the fourth quarter of 2017 was $29 million, or $0.30 per diluted share, which includes the impact of tax reform, as compared to a net loss attributable to common stockholders for the fourth quarter of 2016 of $(24) million, or $(0.25) per diluted share. The results for the fourth quarter of 2017 include a provisional tax benefit of $50 million, or $0.53 per diluted share, related to the accounting for United States tax reform legislation. The fourth quarter 2017 and 2016 results include after-tax charges for severance and restructuring of $14 million, or $0.15 per diluted share and $7 million or $0.07 per diluted share, respectively. The fourth quarter of 2017 also includes after-tax charges of $6 million or $0.06 per diluted share for the write off of inventory in the international segment related to reducing our local presence in Iraq.

“Fourth quarter results came in where we anticipated, sales were down 6% sequentially due to seasonality primarily in the midstream business and up 26% over the same quarter a year ago as a result of market improvements and solid execution, which resulted in Adjusted EBITDA of $43 million in the fourth quarter. In addition, during the quarter we repurchased $50 million of common stock at an average price of $15.57 under our $100 million share repurchase authorization,” Andrew R. Lane, MRC Global’s president and chief executive officer stated.

“Revenue grew 20% in 2017 over 2016, driven by our North American midstream and upstream sectors as the industry recovered from the downturn of 2015 and 2016. We continued to defend and gain market share including signing multi-year framework agreements with three integrated oil companies and we are well positioned for double digit revenue growth in 2018 with our customer contract positions in the improving oil and gas market. Because we are a U.S. tax payer, the U.S. tax reform legislation reducing the corporate tax rate has benefited our financial results in 2017. The lower rate is expected to provide earnings and cash flow benefits in 2018. However, our capital allocation plans have not changed. We intend to invest in the business for growth and return cash to shareholders as we continue to execute our share repurchase authorization,” Mr. Lane added.

MRC Global’s fourth quarter 2017 gross profit was $141 million, or 15.6% of sales, an increase from fourth quarter 2016 gross profit of $122 million, or 17.0% of sales. Gross profit for the fourth quarter of 2017 includes $6 million of non-cash inventory charges recorded in cost of sales. Gross profit for the fourth quarter of 2017 and 2016 reflects an expense of $9 million and a benefit of $7 million, respectively, in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting.

Selling, general and administrative (SG&A) expenses were $148 million, or 16.4% of sales, for the fourth quarter of 2017 compared to $128 million, or 17.8% of sales, for the same period of 2016. SG&A expenses for the fourth quarter of 2017 and 2016 include $14 million and $8 million of pre-tax severance and restructuring charges, respectively.

As a result of United States tax reform legislation signed into law in December 2017 which, among other things, lowered the federal tax rate for corporations to 21% from 35%, the company recorded a provisional income tax benefit of $50 million in the fourth quarter of 2017. This benefit reflects the re-measurement of the company’s net deferred tax liabilities to the new lower tax rate which was partially offset by the one-time transition tax on certain tax deferred earnings of foreign subsidiaries.

Adjusted EBITDA was $43 million in the fourth quarter of 2017 compared to $17 million for the same period in 2016. Please refer to the reconciliation of adjusted EBITDA (a non-GAAP measure) to net income (loss) (a GAAP measure) in this release.

Sales by Segment

U.S. sales in the fourth quarter of 2017 were $715 million, up $165 million, or 30%, from the same quarter in 2016. The increase was across all sectors. Increased well completions, midstream transmission and gathering deliveries and downstream project deliveries all drove the increase.

Canadian sales in the fourth quarter of 2017 were $71 million, up $16 million, or 29%, from the same quarter in 2016 primarily due to the upstream business as a result of an increase in commodity prices which drove an increase in activity levels. Canadian sales were favorably impacted by $3 million as a result of a stronger Canadian dollar relative to the U.S. dollar.

International sales in the fourth quarter of 2017 were $117 million, up $3 million, or 3%, from the same period in 2016. The increase was primarily due to the upstream sector partially offset by a decline in the downstream sector. The strengthening of foreign currencies relative to the U.S. dollar favorably impacted sales by $6 million.

Sales by Sector

Upstream sales in the fourth quarter of 2017 increased 27% over the fourth quarter of 2016 to $277 million, or 31% of total sales. The increase in upstream sales was across all segments, led by our U.S. segment, which was up $35 million followed by our Canadian and International segments, which were each up $12 million as a result of increased customer activity.

Midstream sales in the fourth quarter of 2017 increased 40% from the fourth quarter of 2016 to $375 million, or 41% of total sales. Sales to transmission and gathering customers were up 73% while sales to gas utility customers were up by 12% over the same quarter in 2016.

Downstream sales in the fourth quarter of 2017 increased 8% from the fourth quarter of 2016 to $251 million, or 28% of total sales. The U.S. downstream sector was the primary driver of the increase growing $26 million, or 16%, over the fourth quarter of last year.

Balance Sheet

Cash balances were $48 million at December 31, 2017. Debt, net of cash, was $478 million as of December 31, 2017 and availability under our asset based lending facility was $437 million. Cash used in operations was $11 million in the fourth quarter of 2017, commensurate with expected growth of the business in 2018.

Share Repurchase Program Update

In October 2017, the board of directors authorized a share repurchase program for common stock of up to $100 million. During the fourth quarter, the company purchased $50 million of its common stock at an average price of $15.57 per share. The outstanding share count as of December 31, 2017 is 91.3 million shares.

The shares may be repurchased at management’s discretion in the open market. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice. The program is scheduled to expire on December 31, 2018.

Conference Call

The Company will hold a conference call to discuss its fourth quarter 2017 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on February 16, 2018. To participate in the call, please dial 412‑902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through March 2, 2018 and can be accessed by dialing 201-612-7415 and using pass code 13674987#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “expect,” “expected,” “intend,” “believes,” “well positioned,” “looking forward,” “guidance,” “plans” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the success of the company’s acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of our goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments, risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; risks related to the company’s intention not to pay dividends; and risks arising from compliance with and changes in law in the countries in which we operate, including (among others) changes in tax law, tax rates and interpretation in tax laws. In addition, the Company’s intention to continue to repurchase shares of common stock is also subject to the trading price of the stock being at prices that the Company believes are favorable to stockholders and to the Company’s debt and liquidity levels being at levels the Company deems sufficient to repurchase shares.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)

0

	December 31,
	2017	2016
Assets
Current assets:
Cash	$48	$109
Accounts receivable, net	522	399
Inventories, net	701	561
Other current assets	47	48
Total current assets	1,318	1,117

Other assets	21	19

Property, plant and equipment, net	147	135

Intangible assets:
Goodwill, net	486	482
Other intangible assets, net	368	411

	$2,340	$2,164

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$415	$314
Accrued expenses and other current liabilities	143	111
Current portion of long-term debt	4	8
Total current liabilities	562	433

Long-term obligations:
Long-term debt, net	522	406
Deferred income taxes	106	184
Other liabilities	36	23

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized
363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized,
103,099,692 and 102,529,637 issued, respectively	1	1
Additional paid-in capital	1,691	1,677
Retained deficit	(548)	(574)
Treasury stock at cost: 11,751,726 and 7,677,580 shares, respectively	(175)	(107)
Accumulated other comprehensive loss	(210)	(234)
	759	763
	$2,340	$2,164

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

0

	Three Months Ended			Year Ended
	December 31,		December 31,	December 31,	December 31,
	2017		2016	2017	2016

Sales	$903		$719	$3,646	$3,041
Cost of sales	762		597	3,064	2,573
Gross profit	141		122	582	468

Selling, general and administrative expenses	148		128	536	524
Operating (loss) income	(7)		(6)	46	(56)

Other (expense) income:
Interest expense	(7)		(9)	(31)	(35)
Write off of debt issuance costs	-		(1)	(8)	(1)
Other, net	-		(1)	-	1

(Loss) income before income taxes	(14)		(17)	7	(91)
Income tax (benefit) expense	(49)		1	(43)	(8)
Net income (loss)	35		(18)	50	(83)
Series A preferred stock dividends	6		6	24	24
Net income (loss) attributable to common stockholders	$29		$(24)	$26	$(107)

Basic earnings (loss) per common share	$0.31		$(0.25)	$0.28	$(1.10)
Diluted earnings (loss) per common share	$0.30	(1)	$(0.25)	$0.27	$(1.10)
Weighted-average common shares, basic	93.4		95.1	94.3	97.3
Weighted-average common shares, diluted	94.8	(1)	95.1	95.6	97.3

Notes to above:

(1)

The preferred stock shares (20.3 million shares) were dilutive in the fourth quarter of 2017 only. The diluted earnings per common share calculation is calculated as net income of $35 million divided by 115.1 million shares.

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Year Ended December 31,
	2017	2016
Operating activities
Net income (loss)	$50	$(83)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operations:
Depreciation and amortization	22	22
Amortization of intangibles	45	47
Equity-based compensation expense	16	12
Deferred income tax benefit	(78)	(23)
Amortization of debt issuance costs	3	4
Inventory-related charges	6	45
Write off of debt issuance costs	8	1
Increase (decrease) in LIFO reserve	28	(14)
Change in fair value of derivative instruments	1	(1)
Provision for uncollectible accounts	1	4
Foreign currency (gains) losses	(2)	4
Other non-cash items	4	4
Changes in operating assets and liabilities:
Accounts receivable	(118)	128
Inventories	(168)	141
Other current assets	10	(23)
Income taxes payable	-	6
Accounts payable	93	(13)
Accrued expenses and other current liabilities	31	(8)
Net cash (used in) provided by operations	(48)	253

Investing activities
Purchases of property, plant and equipment	(30)	(33)
Proceeds from the disposition of property, plant and equipment	3	1
Proceeds from the disposition of non-core product lines	-	48
Net cash (used in) provided by investing activities	(27)	16

Financing activities
Payments on revolving credit facilities	(696)	(41)
Proceeds from revolving credit facilities	825	41
Payments on long-term obligations	(18)	(108)
Debt issuance costs paid	(8)	-
Purchases of common stock	(68)	(95)
Dividends paid on preferred stock	(24)	(24)
Proceeds from exercise of stock options	1	1
Repurchase of shares to satisfy tax withholdings	(3)	-
Net cash provided by (used in) financing activities	9	(226)

(Decrease) increase in cash	(66)	43
Effect of foreign exchange rate on cash	5	(3)
Cash beginning of year	109	69
Cash end of year	$48	$109

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted EBITDA (a non-GAAP measure) to Net Income (Loss)

 (in millions)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016

Net income (loss)	$35	$(18)	$50	$(83)
Income tax (benefit) expense	(49)	1	(43)	(8)
Interest expense	7	9	31	35
Depreciation and amortization	6	6	22	22
Amortization of intangibles	11	12	45	47
Increase (decrease) in LIFO reserve	9	(7)	28	(14)
Inventory-related charges (1)	6	-	6	40
Equity-based compensation expense (2)	4	3	16	12
Severance and restructuring charges (3)	14	8	14	20
Foreign currency losses (gains)	-	3	(2)	4
Write off of debt issuance costs (4)	-	1	8	1
Litigation matter (5)	-	-	3	-
Change in fair value of derivative instruments	-	(1)	1	(1)
Adjusted EBITDA	$43	$17	$179	$75

Notes to above:

(1)

Non-cash charges (pre-tax) recorded in cost of goods sold. Charges in 2017, recorded in the international segment, are related to reducing our local presence in Iraq. Charges in 2016, recorded in the international segment, are related to a restructuring of our Australian business and market conditions in Iraq as well as an increase in reserves for excess and obsolete inventory in the U.S. and Canada as a result of the market outlook for certain products.

(2)	Recorded in SG&A
(3)

Charge (pre-tax) related to employee severance and restructuring charges associated with actions taken in 2017 to improve profitability in our international segment and cost reduction initiatives related to the weak market conditions in 2016, recorded in SG&A

(4)	Charge (pre-tax) related to refinancing of our senior secured term loan and our asset based lending facility in 2017.
(5)

Charge (pre-tax) related to the settlement of litigation with Weatherford Canada Partnership in the second quarter 2017 recorded in Other, net.  The company previously recognized a charge of $3 million associated with this matter in the fourth quarter of 2015.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Gross Profit (a non-GAAP measure) to Gross Profit

(in millions)

	Three Months Ended
	December 31,		Percentage	December 31,		Percentage
	2017		of Revenue	2016		of Revenue

Gross profit, as reported	$141	(1)	15.6%	$122		17.0%
Depreciation and amortization	6		0.7%	6		0.8%
Amortization of intangibles	11		1.2%	12		1.7%
Increase (decrease) in LIFO reserve	9		1.0%	(7)		(1.0%)
Adjusted Gross Profit	$167	(1)	18.5%	$133		18.5%

	Year Ended
	December 31,		Percentage	December 31,		Percentage
	2017		of Revenue	2016		of Revenue

Gross profit, as reported	$582	(1)	16.0%	$468	(1)	15.4%
Depreciation and amortization	22		0.6%	22		0.7%
Amortization of intangibles	45		1.2%	47		1.6%
Increase (decrease) in LIFO reserve	28		0.8%	(14)		(0.5%)
Adjusted Gross Profit	$677	(1)	18.6%	$523	(1)	17.2%

Notes to above:

(1)

Includes $6 million of non-cash charges (pre-tax) recorded in cost of goods sold for each of the three months and year ended December 31, 2017 as well as $45 million of non-cash charges (pre-tax) recorded in cost of goods sold for the year ended December 31, 2016. Charges in 2017, recorded in the international segment, are related to reducing our local presence in Iraq. Charges in 2016, recorded in the international segment, are related to a restructuring of our Australian business and market conditions in Iraq as well as an increase in reserves for excess and obsolete inventory in the U.S. and Canada as a result of the market outlook for certain products.

Excluding these charges for the three months ended December 31, 2017 gross profit, as reported would be $147 million (16.3%) and adjusted gross profit would be $173 million (19.2%). Excluding these charges for the year ended December 31, 2017 gross profit, as reported would be $588 million (16.1%) and adjusted gross profit would be $683 million (18.7%). Excluding these charges for the year ended December 31, 2016 gross profit, as reported would be $513 million (16.9%) and adjusted gross profit would be $568 million (18.7%).

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Segment

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016
U.S.	$715	$550	$2,860	$2,297
Canada	71	55	294	243
International	117	114	492	501
	$903	$719	$3,646	$3,041

Sales by Product Line

0

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
Type	2017	2016	2017	2016
Line pipe	$168	$99	$685	$444
Carbon steel fittings and flanges	143	107	548	460
Total carbon steel pipe, fittings and flanges	311	206	1,233	904

Valves, automation, measurement and instrumentation	332	267	1,319	1,161
Gas products	127	111	554	443
Stainless steel alloy pipe and fittings	47	51	183	206
Other	86	84	357	327
	$903	$719	$3,646	$3,041

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